Exhibit 23.3

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	200 Park Avenue, 38th Floor New York, NY 10166

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the joint proxy statement/prospectus constituting a part of this Registration Statement on Form S-4 of our reports dated March 11, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Flushing Financial Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/prospectus.

New York, New York

February 23, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.